Exhibit 99.1

Press Release

Gulfport Energy Corporation Announces Pending Acquisitions in the Niobrara Shale and the Permian Basin Oil Plays

OKLAHOMA CITY (May 13, 2010) Gulfport Energy Corporation (NASDAQ: GPOR) today announced pending acquisitions in the Niobrara Shale of northwestern Colorado and the Permian Basin of West Texas.

Niobrara Shale Acquisition

Gulfport has entered into an agreement with a private seller to acquire a 50% interest in 48,935 gross (24,468 net) acres and certain producing properties located in the Niobrara Shale of Colorado for approximately $7.75 million. Gulfport will be the operator. The acquired properties are focused near thrust bound structures located on the structural uplift between the Piceance and Sandwash basins in Moffat and Rio Blanco counties of Colorado. Gulfport estimates net proved reserves associated with these properties to be approximately 0.9 million barrels of oil. Current production from the acquired properties totals approximately 45 net (114 gross) barrels of oil per day from three producing wells with gross estimated ultimate recoveries per well ranging from 84,000 to 143,000 barrels of oil. These three wells utilized only traditional vertical drilling techniques and were completed without hydraulic fracture treatment. The transaction is subject to customary due diligence and closing conditions and is anticipated to close in mid-June 2010 with an effective date of April 1, 2010.

Jim Palm, Gulfport’s Chief Executive Officer, commented, “The pending Niobrara acquisition is an excellent addition to Gulfport’s oil focused asset portfolio, which will provide us with a scalable oil resource in a rapidly emerging play. Gulfport will be the operator of 100% of the acquired Niobrara properties and believes it has the opportunity to enhance their value by introducing modern hydraulic fracture treatment technology and by potentially applying horizontal drilling techniques.”

Permian Basin Acquisition

In addition, Gulfport has entered into an agreement to acquire a 50% interest in 4,979 gross (2,489 net) undeveloped acres in the Permian Basin for approximately $7.6 million. The addition of this acreage will increase Gulfport’s total acreage position in the Permian Basin to 13,101 net acres and represent the addition of 124 gross potential drilling locations on 40-acre units.

Jim Palm, Gulfport’s Chief Executive Officer, commented, “The Permian Basin continues to be a core growth area for Gulfport. The pending Permian acquisition adds substantially to our drilling inventory in the oil-rich play and fits well with our existing assets in the basin.”

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and in the Permian Basin in West Texas. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including statements relating to pending transactions, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters, are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Specifically, Gulfport cannot assure you that the pending transactions described above will be consummated on the terms Gulfport currently contemplates or at all. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Investor & Media Contact:

Paul K. Heerwagen IV

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888